THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, REGISTRATION UNDER SAID ACT.

CONVERTIBLE PROMISSORY NOTE

U.S. $1,093,770.60	March 8, 2010

FOR VALUE RECEIVED, Gwenco, Inc., a Kentucky corporation (the “Maker”), hereby promises to pay to Interstellar Holdings, LLC, or its successors and assigns (the “Payee”), at its address at 1446 Redding Road, Fairfield CT, 06824, or to such other address as the Payee shall provide in writing to the Maker for such purpose, the principal sum of ONE MILLION NINETY THREE THOUSAND SEVEN HUNDRED SEVENTY AND 60/100 DOLLARS (U.S. $1,093,770.60).

The entire principal amount hereunder, together with all accrued but unpaid interest shall be due and payable in full on March 8, 2015 (the “Maturity Date”), or on such earlier date as such amount may earlier become due and payable pursuant to the terms hereof or the terms of the Loan Agreement.  The Maker hereby authorizes the Payee to record, on the schedule(s) annexed to this Convertible Promissory Note as Exhibit A (the “Loan Schedule”), the date and amount of each payment or prepayment of principal made by the Maker, and of each conversion pursuant to Section 3 below, and agrees that all such notations shall be conclusive absent manifest error; provided, however, that the failure of the Payee to make any such notation shall not affect the Maker’s obligations hereunder.

1.           Interest Rate.

(a)           Interest shall accrue on the unpaid principal amount of this Convertible Promissory Note (the “Note”) at the rate of twelve percent (12%) per annum from the Effective Date until the earlier of (a) the date such unpaid principal amount and all accrued but unpaid interest hereon are paid in full or (b) the date all such principal amount and accrued interest are converted into shares (the “Shares”) of the common stock, $0.0001 par value, of Quest Minerals & Mining Corp. (the “Parent”), a Utah corporation and the parent corporation of the Maker (the “Common Stock”), in accordance with the terms hereof.  Interest hereunder shall be paid as set forth below or on such earlier date as any principal amount and accrued interest hereunder are converted in accordance with the terms hereof.  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(b)           Upon the occurrence and during the continuation of an Event of Default (and at the election of the Payee), including, without limitation, if the principal amount of this Note and all accrued interest are not paid in full on the Maturity Date, the entire outstanding principal amount hereunder, together with accrued and unpaid interest, shall bear interest at a per annum rate equal to eight percent (8%) above the per annum rate otherwise applicable hereunder (the “Default Rate”).

(c)           In no event shall the interest rate or rates payable under this Note, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable; provided, however, that notwithstanding anything to the contrary herein, if any rate or rates of interest or manner of payment specified herein exceeds the maximum allowable under applicable law, then, as of the date of this Note, the Maker is and shall be liable only for the payment of such maximum as allowed by law, and payments received from the Maker in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of this Note to the extent of such excess.

(d)           All payments made on this Note shall be remitted to the Payee and all such payments shall be applied to as the Payee elects or as follows:

(i)          first, to pay any expenses and fees then due to Payee hereunder until paid in full;

(ii)         second, to pay interest then due in respect of this Note until paid in full;

(iii)        third, to pay principal then due in respect of this Note until paid in full.

For purposes of the foregoing, “paid in full” means payment of all amounts owing under this Note according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), interest at the Default Rate, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

2.           Conversion of Principal and Interest.

(a)           Subject to the terms and conditions hereof, the Payee, at its sole option, may deliver to the Maker a notice in the form attached hereto as Exhibit B (a “Conversion Notice”) at any time and from time to time after the date hereof and prior to the payment in full of the principal amount of and all accrued interest on this Note (the date of the delivery of a Conversion Notice, a “Conversion Date”), to convert all or any portion of the outstanding principal amount of this Note, plus accrued and unpaid interest thereon, into that number of Shares equal to the quotient obtained by dividing the dollar amount of such outstanding principal amount of this Note, plus the accrued and unpaid interest thereon, being converted by the Conversion Price (as defined in Section 17).  Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note plus all accrued and unpaid interest thereunder in an amount equal to the applicable conversion, which shall be evidenced by entries set forth in the Conversion Notice and the Loan Schedule.

(b)           The Parent shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion provisions of this Note, such number of Shares as shall from time to time be sufficient to effect the conversion provisions of this Note.

(c)           If, at any time while this Note is outstanding, the Per Share Market Value of a share of Common Stock falls below $0.0015 for three (3) consecutive Trading Days, then within thirty (30) calendar days thereafter, the Parent shall effect a reverse split of its Common Stock as directed by Lender.

3.           Certain Conversion Limitations.

(a)           The Payee may not convert any outstanding principal amount of this Note or accrued and unpaid interest thereon to the extent such conversion would result in the Payee, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act (as defined in Section 17) and the rules promulgated thereunder) in excess of 4.99% of the then-issued and outstanding shares of Common Stock.  Since the Payee will not be obligated to report to the Parent the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of Shares in excess of 4.99% of the then-outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Payee or an affiliate thereof, the Payee shall have the authority and obligation to determine whether and the extent to which the restriction contained in this Section will limit any particular conversion hereunder.  The provisions of this Section may be waived by the Payee upon not less than 61 days’ prior notice to the Maker.

(b)           The Payee may not convert any outstanding principal amount of this Note or accrued and unpaid interest thereon to the extent such conversion would require the Parent to issue shares of Common Stock in excess of Parent’s then-maximum authorized but unissued shares of Common Stock; provided, however, that Parent shall use its best efforts to increase its maximum authorized shares of Common Stock to accommodate such conversion.

4.           Deliveries.  Not later than three Trading Days (as defined in Section 17) after any Conversion Date (the “Delivery Date”), the Maker will deliver to the Payee (i) a certificate or certificates representing the number of Shares being acquired upon the conversion of the principal amount of this Note and any interest accrued thereunder being converted pursuant to the Conversion Notice (subject to the limitations set forth in Section 3 hereof), and (ii) an endorsement by the Maker of the Loan Schedule acknowledging the remaining outstanding principal amount of this Note plus all accrued and unpaid interest thereon not converted (an “Endorsement”).  The Maker’s delivery to the Payee of stock certificates in accordance with clause (i) above shall be Maker’s conclusive endorsement of the remaining outstanding principal amount of this Note plus all accrued and unpaid interest thereon not converted as set forth in the Loan Schedule.

5.           Mandatory Prepayment Upon Triggering Events. Upon the occurrence of a Triggering Event (as defined below), the Payee shall have the right (in addition to all other rights it may have hereunder, under the Loan Agreement or under applicable law), exercisable at the sole option of the Payee, to require the Maker to prepay all or a portion of the outstanding principal amount of this Note plus all accrued and unpaid interest thereon. Such prepayment shall be due and payable within thirty (30) Trading Days of the date on which the notice for the payment therefor is provided by the Payee.

A “Triggering Event” means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary, or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)           an Event of Default; or

(ii)          the Maker shall fail for any reason to deliver certificates or an Endorsement to the Payee prior to the sixtieth (60th) day after a Conversion Date pursuant to and in accordance with Section 4.

6.           Creation of Security Interest.

(a)           The Maker hereby grants to the Payee a first priority (subject only to the Liens granted to Interstellar Holdings, LLC, a Nevada limited liability company pursuant to that certain Loan and Security Agreement (the “Loan Agreement”) of even date herewith among Interstellar Holdings, LLC, Gwenco, Inc., a Kentucky corporation, Quest Minerals & Mining Corp., a Utah corporation, and Quest Minerals & Mining, Ltd., a Nevada corporation), continuing security interest in all of the Maker’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all of the Maker’s obligations hereunder (“Obligations”)  The Payee’s Liens in and against the Collateral shall attach to all Collateral without the requirement of any further action on the part of the Maker or the Payee.  Anything contained in this Convertible Promissory Note to the contrary notwithstanding, except for Permitted Dispositions (as defined in the Loan Agreement), the Maker has no authority, express or implied, to dispose of any item or portion of the Collateral.

(b)           In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Payee’s security interest is dependent on or enhanced by possession, the Maker, promptly upon the request of the Payee, shall endorse and deliver physical possession of such Negotiable Collateral to the Payee.

(c)           At any time after the occurrence and during the continuation of an Event of Default, the Payee or the Payee’s designee may (a) notify Account Debtors of the Maker (with concurrent notice to the Maker) that the Accounts, chattel paper, or General Intangibles have been assigned to the Payee or that the Payee has a security interest therein, or (b) collect the Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Maker.  The Maker agrees that it will hold in trust for the Payee, as the Payee’s trustee, any proceeds of Collateral that it receives and immediately will deliver said proceeds of Collateral to the Payee in their original form as received by the Maker.

(d)           At any time upon the request of the Payee, the Maker shall execute and deliver, or cause to be executed and delivered, to the Payee any and all security agreements, pledges, assignments, endorsements of certificates of title, waivers, access agreements, and all other documents (the “Additional Documents”) that the Payee may reasonably request to perfect and continue perfected or better perfect the Payee’s Liens in the Collateral (whether now owned or hereafter arising or acquired).

(e)           The Maker hereby irrevocably makes, constitutes, and appoints Payee (and any of Payee’s officers, employees, or agents designated by Payee) as the Maker’s true and lawful attorney, with power to (a) if the Maker refuses to, or fails within five (5) Business Days to execute and deliver any of the documents described in Section 6(d), sign the name of the Maker on any of the documents described in Section 6(d), (b) at any time that an Event of Default has occurred and is continuing, sign the Maker’s name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse the Maker’s name on any collection item that may come into the Payee’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under the Maker’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that the Payee determines to be reasonable, and the Payee may cause to be executed and delivered any documents and releases that the Payee determines to be necessary.  The appointment of the Payee as the Maker’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Payee’s obligations to extend credit hereunder are terminated.

(f)           The Payee shall, upon reasonable notice to the Maker and during normal business hours have the right, from time to time hereafter to inspect the Books and to examine, check, test, and appraise the Collateral.

(g)           The Maker hereby authorizes the Payee to file one or more financing statements and fixture filings disclosing the security interest and Lien of the Payee in any or all of the Collateral without, to the extent permitted by law, the Maker’s signature thereon.  The Maker hereby irrevocably makes, constitutes and appoints the Payee the Maker’s attorney in fact with full power and for the limited purpose to sign in the name of the Maker any documents that in the Payee’s discretion would be necessary, appropriate or convenient in order to perfect and maintain perfection of the security interests and Lien granted hereunder, such power being coupled with an interest and remaining irrevocable so long as any of the Obligations remain outstanding.

7.           Guaranty.

(a)           Each Guarantor hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Maker now or hereafter existing under this Convertible Promissory Note, whether for principal, interest fees, expenses or otherwise (such obligations, to the extent not paid by the Maker, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Payee in enforcing any rights under the guaranty set forth in this Section 7.  This is a guaranty of payment not of collection.

(b)           Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Convertible Promissory Note, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Payee with respect thereto.  The obligations of each Guarantor under this Section 7 are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against the Maker or whether the Maker is joined in any such action or actions.  The liability of each Guarantor under this Section 7 shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(i)           any lack of validity or enforceability of this Convertible Promissory Note or any agreement or instrument relating thereto;

(ii)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from this Convertible Promissory Note, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Maker or otherwise;

(iii)         any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(iv)         any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of the Maker; or

(v)          any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Payee that might otherwise constitute a defense available to, or a discharge of, any Guarantor, the Maker or any other guarantor or surety.

This Section 7 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Payee or any other person or entity, all as though such payment had not been made.

(c)           Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Section 7 and any requirement that the Payee exhaust any right or take any action against the Maker or any other person or entity or any Collateral.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 7(c) is knowingly made in contemplation of such benefits.  Each Guarantor hereby waives any right to revoke this Section 7, and acknowledges that this Section 7 is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(d)           This Section 7 is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the indefeasible cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Section 7 and (ii) the Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Payee and its successors, pledgees, transferees and assigns.  Without limiting the generality of the foregoing clause (c), the Payee may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of loans owing to it and any note held by it) to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted the Payee herein or otherwise.

(e)           Each Guarantor will not exercise any rights that it may now or hereafter acquire against the Maker or any other insider guarantor that arise from the existence, payment, performance or enforcement of any Guarantor’s obligations under this Section 7, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claims or remedy of the Payee against the Maker or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Maker or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Section 7 shall have been indefeasibly paid in full in cash and the Maturity Date shall have occurred.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Section 7 and the Maturity Date, such amount shall be held in trust for the benefit of the Payee and shall forthwith be paid to the Payee to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Section 7 whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Section 7 thereafter arising.  If (i) any Guarantor shall make payment to the Payee of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Section 7 shall be indefeasibly paid in full in cash, and (iii) the Maturity Date shall have occurred, the Payee will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

8.           Events of Default.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Convertible Promissory Note:

(a)           If any Loan Party fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations (other than Payee Expenses) and such failure shall continue for five (5) Business Days; or

(b)           If any Loan Party fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Convertible Promissory Note and such failure shall continue for a period of ten (10) Business Days after written notice; or

(c)           If any material portion of a Loan Party’s assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third person and such attachment has not been discharged after 30 days; or

(d)           If an Insolvency Proceeding is commenced by any Loan Party; or

(e)           If an Insolvency Proceeding is commenced against any Loan Party, and any of the following events occur:  (a) such Loan Party consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof (provided, however, that, during the pendency of such period, the Payee shall be relieved of its obligation to extend credit hereunder); (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, the Loan Party; or (e) an order for relief shall have been entered therein; or

(f)           If any Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs for a period in excess of thirty (30) days; or

(g)           If a notice of Lien, levy, or assessment is filed of record with respect to the Maker’s assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of the Maker’s assets and the same is not paid on the payment date thereof; or

(h)           If a judgment or other claim or decree (a) is entered against the Maker and shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment, claim or decree, or (b) becomes a Lien or encumbrance upon any material portion of the Maker’s properties or assets; or

(i)           If a default or event of default occurs under any other agreement or instrument between any Loan Party and the Payee or under any other agreement or instrument running to the benefit of the Payee from any Loan Party for a period of ten (10) Business Days after written notice; or

(j)           If a default or event of default occurs with respect to any indebtedness of any Loan Party and such default continues for a period of five (5) Business Days; or

(k)           If there is a default or event of default under any agreement to which the Maker is a party that the Payee deems material and such default or event of default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the Maker’s obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein; or

(l)           If any Loan Party makes any payment on account of indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of subordination provisions agreed to in writing by the Payee that are applicable to such Indebtedness; or

(m)           If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or record made to the Payee by any Loan Party or any officer, employee, agent, or director of any Loan Party; or

(n)           If this Convertible Promissory Note that purports to create a Lien in favor of the Payee, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; or

(o)           If any provision of this Convertible Promissory Note shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party, or a proceeding shall be commenced by any Loan Party, or by any governmental authority having jurisdiction over any Loan Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny that any Loan Party has any liability or obligation purported to be created under this Convertible Promissory Note; or

(p)           If Parent shall fail to comply with the conversion provisions of this Convertible Promissory Note resulting in a Triggering Event; or

(q)           If there is a default or event of default under the Interstellar Royalty Agreement and such default continues for a period of ten (10) Business Days; or

(r)           an SEC or judicial stop trade order or trading suspension by the OTC Bulletin Board, the Pink Sheets OTC Electronic Market, or a Subsequent Market with respect to the Common Stock that lasts for five or more consecutive Trading Days; or

(s)           If the registration of the Common Stock with the SEC under the Exchange Act is revoked; or

(t)           If the Payee in its discretion deems itself insecure with respect to payment of the Obligations or that the prospect of payment of the obligations is impaired.

9.           The Payee’s Rights and Remedies.

(a)           Rights and Remedies.  Upon the occurrence, and during the continuation, of an Event of Default, the Payee may do any one or more of the following, all of which are authorized by the Maker:

(i)           Declare all Obligations, whether evidenced by this Convertible Promissory Note, or otherwise, immediately due and payable;

(ii)          Cease advancing money or extending credit to or for the benefit of the Maker under this Convertible Promissory Note or under any other agreement between the Maker and the Payee;

(iii)         Terminate this Convertible Promissory Note as to any future liability or obligation of the Payee, but without affecting any of the Payee’s Liens in the Collateral and without affecting the Obligations;

(iv)         Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which the Payee considers advisable;

(v)          Without notice to or demand upon the Maker, make such payments and do such acts as the Payee considers necessary or reasonable to protect its security interests in the Collateral.  The Maker agrees to assemble the Collateral if the Payee so requires, and to make the Collateral available to the Payee at a place that the Payee may designate.  The Maker authorizes the Payee to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any party of it, and to pay, purchase, contest, or compromise any Lien that in the Payee’s determination appears to conflict with the Payee’s Liens and to pay all expenses incurred in connection therewith.  With respect to the Maker’s owned or leased premises, the Maker hereby grants the Payee a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Payee’s rights or remedies provided herein, at law, in equity, or otherwise;

(vi)         Without notice to the Maker (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of the Maker held by the Payee, or (ii) indebtedness at any time owing to or for the credit or the account of the Maker held by the Payee;

(vii)       Hold, as cash collateral, any and all balances and deposits of the Maker held by the Payee to secure the full and final repayment of all of the Obligations;

(viii)      Sell the Collateral in compliance with the Code at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including the Maker’s premises) as the Payee determines is commercially reasonable.  It is not necessary that the Collateral be present at any such sale;

(ix)         Seek the appointment of a receiver to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing; and

(x)          In the case of a default under Section 8(a), charge a late payment fee of five percent (5%) of the overdue payment.

(xi)         The Payee shall have all other rights and remedies available to it at law or in equity.  Any deficiency that exists after disposition of the Collateral will be paid immediately by the Maker to the Payee, and, if applicable, any excess will be returned, without interest and subject to the rights of third Persons, by the payee to the Maker

(b)           Remedies Cumulative.  The rights and remedies of the Payee under this Convertible Promissory Note and all other agreements shall be cumulative.  The Payee shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Payee of one right or remedy shall be deemed an election, and no waiver by the Payee of any breach, default, or Event of Default shall be deemed a continuing waiver.  No delay by the Payee shall constitute a waiver, election, or acquiescence by it.

10.           No Waiver of Payee’s Rights, etc.  All payments of principal and interest shall be made without setoff, deduction or counterclaim.  No delay or failure on the part of the Payee in exercising any of its options, powers or rights, nor any partial or single exercise of its options, powers or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of the Payee of any of its options, powers or rights shall constitute a waiver of any other option, power or right.  The Maker hereby waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of this Note and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.  Acceptance by the Payee of less than the full amount due and payable hereunder shall in no way limit the right of the Payee to require full payment of all sums due and payable hereunder in accordance with the terms hereof.

11.           Modifications.  No term or provision contained herein may be modified, amended or waived except by as provided in the Loan Agreement.

12.           Cumulative Rights and Remedies; Usury.  The rights and remedies of the Payee expressed herein are cumulative and not exclusive of any rights and remedies otherwise available. If it shall be found that any interest outstanding hereunder shall violate applicable laws governing usury, the applicable rate of interest outstanding hereunder shall be reduced to the maximum permitted rate of interest under such law.

13.           Collection Expenses. If this obligation is placed in the hands of an attorney for collection after default, the Maker shall pay (and shall indemnify and hold harmless the Payee from and against), all reasonable attorneys’ fees and expenses incurred by the Payee in pursuing collection of this Note, and such fees and expenses shall be included as Payee Expenses.

14.           Successors and Assigns; Assignment. This Note shall be binding upon the Maker and its successors and shall inure to the benefit of the Payee and its successors and assigns.  The term “Payee” as used herein, shall also include any endorsee, assignee or other holder of this Note.  This Note and the rights and obligations hereunder may not be assigned or delegated, in whole or in part, by the Maker without the prior written consent of the Payee, which may be withheld in Payee’s sole discretion.  The Payee may assign and/or delegate this Note and its rights and obligations hereunder.

15.           Lost or Stolen Promissory Note.  If this Note is lost, stolen, mutilated or otherwise destroyed, the Maker shall execute and deliver to the Payee a new promissory note containing the same terms, and in the same form, as this Note.  In such event, the Maker may require the Payee to deliver to the Maker an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note.

16.           Governing Law; Choice of Venue; Jury Trial Waiver.

(a)           This Note shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Kentucky without regard to the principles of conflicts of law thereof.  Each of parties hereto hereby agrees that all actions or proceedings arising in connection with this Note shall be tried and litigated only in the state and federal courts located in Fairfield, Connecticut; provided, however, that any suit seeking enforcement against any collateral or other property may be brought, at the Payee’s option, in the courts of any jurisdiction where the Payee elects to bring such action or where such collateral or other property may be found.  Each of the parties waives, to the extent permitted under applicable law, any right each may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 16. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

(b)           EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH OF THE PARTIES HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

17.           Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Account Debtor” means any person or entity who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

“Accounts” means all “accounts” as such term is defined in the Code and includes all of the Maker’s now owned or hereafter acquired right, title, and interest in accounts receivable and any and all supporting obligations in respect thereof.

“Books” means all of the Maker’s now owned and hereafter acquired books and records (including all of its records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of its records relating to its business operations or financial condition, and all of its goods or General Intangibles related to such information).

“Code” means the Uniform Commercial Code adopted in the Commonwealth of Kentucky, as in effect from time to time.

“Collateral” means all of the Maker’s now owned and hereafter acquired right, title, and interest in and to all of its assets and property, including each of the following:

(a)          Accounts,

(b)          Books,

(c)          Equipment,

(d)          General Intangibles,

(e)          Inventory,

(f)           Investment Property,

(g)          Negotiable Collateral,

(h)          Commercial Tort Claims,

(i)           Supporting obligations,

(j)           DDAs,

(k)          Securities Accounts,

(l)           leasehold interests in real estate,

(m)         cash, cash equivalents, money or other assets of the Maker that now or hereafter come into the possession, custody, or control of the Payee, and

(n)          the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

“Commercial Tort Claims” means any “commercial tort claim” as such term is defined in the Code.

“Conversion Price” shall be the lesser of (i) $0.001 per share (which shall not be adjusted if the Parent, at any time while this Note is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of the Common Stock any shares of its capital stock), and (ii) 40% of the average of the three (3) lowest Per Share Market Values during the ten (10) Trading Days immediately preceding the applicable Conversion Date; provided, however, that in no event shall the Conversion Price be less than the par value of the Common Stock in effect at the time of conversion.

“DDA” means any “deposit account” as such term is defined in the Code and includes any checking or other demand deposit account maintained by the Maker.

“Effective Date”  means October 12, 2009, the effective date of the confirmation by the U.S. Bankruptcy Court for the Eastern District of Kentucky of Maker’s Plan of Reorganization

“Equipment” means any “equipment” as such term is defined in the Code and includes all of the Maker’s now owned and hereafter acquired right, title, and interest with respect to equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“Event of Default” has the meaning set forth in Section 8.

“General Intangibles” means any “general intangible” as such term is defined in the Code and includes all of the Maker’s now owned or hereafter acquired right, title, and interest with respect to general intangibles (including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, chooses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, money, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), and any and all supporting obligations in respect thereof, and any other personal property other than goods, Accounts, Investment Property, and Negotiable Collateral.

“Guarantor” means each of Quest Minerals & Mining Corp. and Quest Minerals & Mining Corp, Ltd., and “Guarantors” means those entities collectively.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of Title 11 of the United States Code, as in effect from time to time or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, receivership compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intangible Assets” means, with respect to any person or entity, that portion of the book value of all of such person’s assets that would be treated as intangibles under generally accepted accounting principles.

“Interstellar Royalty Agreement” means that certain Royalty Agreement dated as of August 1, 2006, between the Maker and Tarun Mendiratta, as assigned to the Payee in June, 2007.

 “Inventory” means all “inventory” as such term is defined in the Code and includes all of the Maker’s now owned or hereafter acquired right, title, and interest with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by the Maker as lessor, goods that are furnished by the Maker under a contract of service, and finished goods, raw materials, work in process, or materials used or consumed in the Maker’s business, and minerals including coal in the ground and above the ground.

 “Investment Property” means any “investment property” as such term is defined in the Code and includes all of the Maker’s now owned or hereafter acquired right, title, and interest in investment property, and any and all supporting obligations in respect thereof.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any person or entity other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes.

“Loan Party” means each of the Maker and each Guarantor, and “Loan Parties” means the Maker and the Guarantors collectively

“Negotiable Collateral” means “letter-of-credit rights,” “instruments,” “documents,” “deposit accounts,” “chattel paper” and “supporting obligations” as such terms are defined in the Code and includes all of the Maker’s now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, deposit accounts, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

 “Per Share Market Value” means on any particular date (a) the closing bid price per share of Common Stock on such date on the OTC Bulletin Board or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or if there is no such price on such date, then the closing bid price on the OTC Bulletin Board or on such Subsequent Market on the date nearest preceding such date, or (b) if the shares of Common Stock are not then listed or quoted on the OTC Bulletin Board or a Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the shares of Common Stock are not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the relevant conversion period, as determined in good faith by the Payee.

“Securities Account” means a “securities account” as that term is defined in the Code.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsequent Market” means the New York Stock Exchange, American Stock Exchange, Nasdaq SmallCap Market or Nasdaq National Market.

“Trading Day” means (a) a day on which the shares of Common Stock are traded on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or (b) if the shares of Common Stock are not listed on a Subsequent Market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the shares of Common Stock are not quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the shares of Common Stock are not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Connecticut are authorized or required by law or other government action to close.

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IN WITNESS WHEREOF, the Maker and the Guarantors have caused this Convertible Promissory Note to be duly executed and delivered as of the date first set forth above.

GWENCO, INC.

By:	/s/ Eugene Chiaramonte, Jr.
Name:	Eugene Chiaramonte, Jr.
Title:	President

THE GUARANTORS:

QUEST MINERALS & MINING CORP.

By:	/s/ Eugene Chiaramonte, Jr.
Name:	Eugene Chiaramonte, Jr.
Title:	President

QUEST MINERALS & MINING, LTD.

By:	/s/ Eugene Chiaramonte, Jr.
Name:	Eugene Chiaramonte, Jr.
Title:	President

EXHIBIT A

LOAN SCHEDULE

Type of Loan Transaction[1]	Date of Prepayment / Conversion	Amount of Prepayment / Conversion	Remaining Principal Amount

1 Prepayment or Conversion

Exhibit A

EXHIBIT B

NOTICE OF CONVERSION

Dated:

The undersigned hereby elects to convert the principal amount and interest indicated below of the attached Convertible Promissory Note into shares of common stock, $0.0001 par value (the “Common Stock”), of Quest Minerals & Mining Corp., according to the conditions hereof, as of the date written below.  No fee will be charged to the holder for any conversion.
Exchange calculations:

Date to Effect Conversion:

Principal Amount and Interest of
Convertible Note to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Signature:

Name:

Address:

Exhibit B